Exhibit 10.31

AGREEMENT RELATING TO RETENTION AND

NONCOMPETITION AND OTHER COVENANTS

AGREEMENT, dated as of October 4, 2004 (this “Agreement”), by and between Lazard LLC, a Delaware limited liability company (“Lazard”), (Lazard, its subsidiaries and affiliates, being collectively referred to, with their predecessors and successors, as the “Group”), and the individual named on Schedule I (the “Working Partner”).

WHEREAS, as of the date hereof, the Working Partner is an “Associe-Gerant” of Lazard Freres SAS, a subsidiary of Lazard, and, as such a “Class A Member” of Lazard (each as defined in the Third Amended and Restated Operating Agreement of Lazard, dated as of January 1, 2002, as amended (as it may he amended from time to time, the “LLC Agreement”)); and

WHEREAS, pursuant to the LLC Agreement and the Goodwill Vesting Agreement and Acknowledgement between Lazard and the Working Partner (the “Goodwill Agreement,” and, together with the LLC Agreement, the “Current Agreements”), as a Class A Member, the Working Partner is subject to certain restrictions relating to competition and solicitation; and

WHEREAS, in connection with the Working Partner’s participation in the reorganization of Lazard (the “Reorganization”) as a partner and managing director of Lazard, currently expected to occur substantially on the terms and conditions described in the draft Registration Statement on Form S-1 (the “S-1”) dated September 24th, 2004 relating to the initial public offering (the “IPO” and together with the Reorganization and the HoldCo Formation (as defined below), as each may be modified, adjusted or implemented after the date hereof, the “Transactions”) of shares of Class A common stock of Lazard S.A., a newly formed société anonyme formed under the laws of Luxembourg (“PubliCo”), the Working Partner has agreed to enter into this Agreement with Lazard to set forth the Working Partner’s (1) understanding of the terms of the Transactions applicable to the Working Partner as a Class A Member (as defined in the LLC Agreement) and as a member of a newly formed Delaware limited liability company (“HoldCo”) to be formed in connection with the Reorganization and of the fact that the terms are in draft form and may be changed or altered after the date hereof (other than as expressly provided herein), and approval of the Transactions (including as such terms may be changed or altered), (2) continuing activity commitment in contemplation of the IPO and following the IPO (as provided in Section 3(a)) and (3) obligations in respect of keeping information concerning the Group confidential, not engaging in competitive activities, not soliciting the Group’s clients, not hiring the Group’s employees, not disparaging the Group or its directors, members or employees, and cooperating with the Group in maintaining certain relationships, while carrying out professional activities on behalf of the Group (the “Professional Activities”) and following the termination of such Professional Activities.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Working Partner and Lazard hereby agree as follows:

1. Term. Subject to the final sentence of this Section 1, Section 10(c) and to Section 16(b), the “Term” of this Agreement shall commence as of the date hereof (the

“Effective Date”) and shall continue indefinitely until terminated in accordance with this Section 1. Either party to this Agreement may terminate the Term upon three months’ prior written notice to the other party; provided, however, that such notice (or pay in lieu of notice) shall not be required in the event of the termination of this Agreement by reason of the Working Partner’s death or “disability” (within the meaning of the long-term disability plan of Lazard Freres SAS applicable to the Working Partner) (“Disability”) or by the Group for Cause (as defined in Section 2(g)(iv)), may be waived by the Group in the event of receipt of notice of a termination by the Working Partner or may, if the Group wishes to terminate the Term with immediate effect, be satisfied by providing the Working Partner with his base salary (payable by the relevant subsidiary or affiliate of Lazard being the Working Partner’s employer), if applicable, during such three-month period in lieu of such notice. Notwithstanding that the Term commences as of the Effective Date, certain provisions of this Agreement shall not take effect until a later date, as specified herein. In addition, notwithstanding anything to the contrary contained herein, this Agreement shall terminate (i) on September 30, 2005, if the date of the closing of the IPO (the “IPO Date”) does not occur prior to September 30, 2005, or (ii) on such date earlier than September 30, 2005, if any, on which (A) the IPO is finally abandoned or terminated by Lazard or (B) the Purchase and Transaction Support Agreement among Lazard and certain holders of “Class B-1 Interests” and “Class C Interests” (each as defined in the LLC Agreement) terminates. Upon any such termination, this Agreement shall be of no further force and effect and the rights and obligations of the parties hereto shall be governed by the terms of the Current Agreements and any agreements or portions thereof that had otherwise been superseded by Section 16(a).

2. The Transactions.

(a) Participation in the Reorganization. The Working Partner hereby acknowledges that he has reviewed and understands the terms of the proposed Transactions and that such terms, including the structure of the Transactions, may be modified or otherwise altered by the Board of Directors of Lazard, an authorized committee thereof or the “Head of Lazard and Chairman of the Executive Committee” (as defined in the LLC Agreement) as such person(s) may determine in furtherance of the purposes underlying the Transactions. The Working Partner hereby covenants to execute and deliver such documents, consents and agreements as shall be necessary to effectuate each of the Transactions (as described in the S-1 or as such Transactions may be modified or altered in accordance with the foregoing sentence), including, without limitation, any amendments to the Current Agreements or this Agreement (solely to the extent such amendments are necessary to effectuate any such modifications and alterations to the Transactions and are not inconsistent with the intent and purpose of this Agreement and other than as set forth in the last sentence of this Section 2(a)), a customary accredited investor representation letter, a HoldCo membership agreement and the stockholders’ agreement referred to in Section 2(f). Notwithstanding anything contained herein to the contrary, in no event shall the following provisions be modified in a manner that materially and adversely affects the following rights of the Working Partner as and to the extent set forth in such provisions of this Agreement: (i) Section 2(c) solely with respect to the vesting of the Class A-2 Interests and the corresponding HoldCo Interests, (ii) Section 2(e) solely with respect to the timing of payment of the memo and other capital in Lazard, (iii) Section 2(g)(i) solely with respect to the last sentence thereof relating to the restrictive covenants applicable to the Exchangeable Interests, (iv) Section

2(g)(ii) solely with respect to the timing of exchangeability of the Exchangeable Interests, (v) Section 2(g)(iv) solely with respect to the definition of Cause and (vi) Schedule I.

(b) Formation of HoldCo. Effective upon the Reorganization and consummation of the mandatory sale of all “Interests” (as defined in the LLC Agreement) pursuant to Section 6.02(b) of the LLC Agreement (as the provisions of such Section 6.02(b) may be waived or modified) or otherwise (the “HoldCo Formation”), and provided that as of the effective time of the HoldCo Formation the Working Partner continues to carry out his Professional Activities (or this Agreement has been previously terminated by the Group without Cause), the Working Partner shall receive, in exchange for the Working Partner’s Class A Interests (as defined in the LLC Agreement) outstanding immediately prior to the HoldCo Formation, the percentage of membership interests in HoldCo set forth on Schedule I attached hereto (such percentage to be increased pro rata to reflect the redemption of Class B-1 Interests pursuant to the Reorganization) that have substantially the same rights, obligations and terms (including with respect to vesting) with respect to HoldCo pursuant to the HoldCo limited liability company operating agreement (the “HoldCo LLC Agreement”) and applicable law as those of the exchanged Class A Interests, except as provided herein, including in Sections 2(a) and 2(d), or except to the extent that any other changes, taken as a whole with any benefits provided, are not materially adverse to the Working Partner (such membership interests, the “HoldCo Interests”). The HoldCo LLC Agreement will include those terms set forth on Schedule II attached hereto, subject to the limitations set forth therein.

(c) Vesting of Class A-2 Interests (or the HoldCo Interests Corresponding to Such Class A-2 Interests). Subject to the consummation of the HoldCo Formation and subject to and effective upon the IPO Date, and provided that as of the IPO Date the Working Partner continues to carry out his Professional Activities (or had this Agreement or the Working Partner’s Professional Activities been terminated by the Group without “Cause” (as defined below) or on account of Disability or death), following the date hereof and prior to the IPO Date, the Class A-2 Interests (as defined in the LLC Agreement) (the “Class A-2 Interests”) held by the Working Partner as of the date hereof (or upon consummation of the Reorganization, the HoldCo Interests received by the Working Partner in the Reorganization that correspond to the Working Partner’s Class A-2 Interests as of the date hereof) that are not vested as of the IPO Date, shall become fully vested. Such vesting shall occur (i) in the case of a termination of this Agreement or of the Working Partner’s Professional Activities prior to the IPO Date on the terms described above in this Section 2(c), on the date of such termination (provided that in the event that the IPO Date shall not occur as contemplated by this Agreement, such vesting shall be deemed not to have occurred, unless it is otherwise provided by the Current Agreements) or (ii) in any other case, on the IPO Date.

(d) Profits Interest Allocation. In connection with the Reorganization, subject to the consummation of the HoldCo Formation and subject to and effective upon the closing of the IPO, and provided that as of the IPO Date the Working Partner continues to carry out his Professional Activities, the Working Partner shall become a member participating in the profits of HoldCo with a profit percentage in HoldCo of no less than the amount specified on Schedule I attached hereto (the “Profits Interest”) (such percentage to be increased pro rata to reflect the redemption of Class B-1 Interests pursuant to the Reorganization) having the rights, obligations and terms set forth in the HoldCo LLC Agreement so long as the Working Partner continues to carry out his Professional Activities. Subject to the provisions of the HoldCo LLC Agreement and the determination of the Board of Directors of HoldCo (the “HoldCo Board”), HoldCo shall make (i) distributions in respect of income taxes arising from such Profit Interests and (ii) from and after the third anniversary of the IPO Date distributions that are intended to be equivalent to the aggregate amount of dividends that the Working Partner (and, if applicable, the Working Partner’s “Entities” (as defined below)) would have received had the Working Partner (and, if applicable, the Working Partner’s Entities) exchanged such person’s “Exchangeable Interests” (as defined below) for exchangeable membership interests in Lazard that were then immediately exchanged for “PubliCo Shares” (as defined below) effective as of the third anniversary of the IPO Date (with such amount of distributions, and such profit percentage, to he adjusted from time to time to reflect the actual exchange, in whole or in part, of such Exchangeable Interests).

(e) Treatment of Memo Capital and Other Capital. Upon the HoldCo Formation, HoldCo shall assume the obligations of Lazard for memo capital and other capital in Lazard, and the Working Partner hereby acknowledges such assumption and releases Lazard in full from such obligations. HoldCo shall distribute to the Working Partner amounts in respect of the Working Partner’s assumed memo capital in respect of Class A-1 capital and former Class A1 capital, if any, in equal installments on the first, second, third and fourth anniversaries of the IPO Date. The Working Partner further hereby agrees that all of his rights and title to and in any and all capital of HoldCo allocated with respect to any Exchangeable Interests which are exchanged for exchangeable membership interests in Lazard that are in turn exchanged for PubliCo Shares, and the related profits interests (other than, for the avoidance of doubt, the capital to be repaid in accordance with the immediately foregoing sentence), shall be forfeited without payment therefor, effective immediately upon the exchange of such Exchangeable Interests. This Section 2(e) supersedes and replaces any other agreements or understandings with respect to all capital of Lazard and HoldCo, other than in respect of earnings on such capital, which shall be continued in accordance with past practice.

(f) Stockholders’ Agreement. The Working Partner hereby agrees that all Exchangeable Interests and PubliCo Shares (as defined in Section 2(g)(i)) held by the Working Partner and the Working Partner’s Entities (including PubliCo Shares obtained pursuant to the exchange of Exchangeable Interests for exchangeable membership interests in Lazard which are then exchanged for PubliCo Shares) shall be subject to a stockholders’ agreement which shall provide, among other things, that the Working Partner (on behalf of himself and any “Entity” (as defined in Section 2(g)(ii)) to whom he has transferred any Class A-2 Interests (as defined in the LLC Agreement) or transfers any such Exchangeable Interests or PubliCo Shares shall delegate to such person(s) or entity as is described in such agreement the right to vote PubliCo Shares held by the Working Partner or by any such Entity to whom he made such a transfer. The Working Partner hereby agrees to execute and deliver such stockholders’ agreement (or, in the case of any Entity, to cause the execution and delivery thereof) in accordance with the HoldCo LLC Agreement. The stockholders’ agreement will include those terms set forth on Schedule III attached hereto, subject to the limitations set forth therein.

(g) Exchangeable Interests.

(i) A portion of the HoldCo Interests received by the Working Partner pursuant to Section 2(b) equal in percentage to the Working Partner’s Lazard Class A-2

Interests as of the IPO Date as adjusted in the same manner as all other Lazard Class A-2 Interests in connection with the HoldCo Formation (such portion, the “Exchangeable Interests”) shall be exchangeable, on the terms set forth in this Section 2(g) and the HoldCo LLC Agreement, for membership interests in Lazard that are in turn exchangeable for shares of Class A common stock of PubliCo (“PubliCo Shares”), such exchange to be accomplished in each case by HoldCo distributing to the Working Partner (in exchange for the appropriate portion of the Working Partner’s Exchangeable Interests) the corresponding portion of HoldCo’s applicable ownership interest in Lazard and causing PubliCo to issue the PubliCo Shares to the Working Partner in exchange for such distributed ownership interest in Lazard (or such other structure as may be reflected in the HoldCo LLC Agreement and documents ancillary thereto which provide for a similar exchange, directly or indirectly, of Exchangeable Interests for PubliCo Shares). The documents reflecting the Exchangeable Interests shall contain the restrictive covenants set forth in the HoldCo LLC Agreement addressing the subject matter of the Covenants, which covenants shall be consistent with, and no more restrictive on the Working Partner than those contained in this Agreement. The Working Partner’s Exchangeable Interests shall not be subject to reduction for any reason.

(ii) Subject to the provisions of the HoldCo LLC Agreement, the Exchangeable Interests may be exchanged for exchangeable membership interests in Lazard that are in turn exchangeable for PubliCo Shares as described above, at the Working Partner’s election, on and after the eighth anniversary of the IPO Date; provided, however, that (A) if the Working Partner continues to carry out his Professional Activities through the third anniversary of the IPO Date, the Working Partner’s Exchangeable Interests (and any Exchangeable Interests held by any trust or any entity that is wholly-owned by the Working Partner or of which the entire ownership or beneficial interests are held by any combination of the Working Partner and his spouse, parents, and any of their descendants by lineage or adoption (an “Entity”)), may be exchanged for exchangeable membership interests in Lazard that are in turn exchangeable for PubliCo Shares, in whole or in part, at the Working Partner’s (or, if applicable, such Entity’s) election, in three equal installments on and after each of the third, fourth and fifth anniversaries of the IPO Date, provided that each such installment may be exchanged only if the Working Partner has complied with the Covenants (as defined in Section 10), and (B) if the Working Partner continues to carry out his Professional Activities through the second anniversary of the IPO Date (but not through the third anniversary of the IPO Date), the Working Partner’s Exchangeable Interests may be exchanged, in whole or in part, at the Working Partner’s (or, if applicable, such Entity’s) election, in three equal installments on and after each of the fourth, fifth and sixth anniversaries of the IPO Date, provided that each such installment may be exchanged only if the Working Partner has complied with the Covenants. Notwithstanding the above, (w) if the Working Partner’s Professional Activities are terminated by the Group without “Cause” (as defined below) or by reason of the Working Partner’s Disability prior to the third anniversary of the IPO Date, the Working Partner’s Exchangeable Interests may be exchanged as if the Working Partner had continued to carry out his Professional Activities on the third anniversary of the IPO Date and complied with the requirements of clause (A) above (i.e., the Working Partner may exchange his Exchangeable Interests on the third, fourth and filth anniversaries of the

IPO Date as described in clause (A) above, provided that each such installment may be exchanged only if the Working Partner has complied with the Covenants); (x) if the Working Partner’s Professional Activities are terminated by reason of the Working Partner’s death (I) prior to or on the second anniversary of the IPO Date, the Working Partner’s Exchangeable interests shall, at the election of the Group, either (A) become exchangeable in full no later than the first anniversary of such death or (B) be purchased by HoldCo at the trading price of PubliCo Shares on the date of such repurchase no later than the first anniversary of such death or (2) subsequent to the second anniversary of the IPO Date but prior to the fourth anniversary of the IPO Date, the Working Partner’s Exchangeable Interests may, to the extent not previously exchanged, be exchangeable in full on the later of (A) the third anniversary of the IPO Date and (B) the anniversary of the IPO Date next following such death; (y) if following the IPO Date and prior to the third anniversary of the IPO Date, the Working Partner’s Professional Activities are terminated due to his Retirement (defined as the voluntary resignation by the Working Partner on or after the date he attains age 65 or attains age 55 and has at least ten years of continuous service as a managing director of Lazard or one of its affiliates) and thereafter the Working Partner dies, the Working Partner’s Exchangeable Interests shall be treated as set forth in clause (x) of this Section, provided that the Covenants have been complied with since his retirement without regard to the time limits set forth therein; and (z) in the event of a “Change of Control” (as defined in the HoldCo LLC Agreement), the Working Partner’s Exchangeable interests shall be exchanged prior to the occurrence of such event at a time and in a fashion designed to allow the Working Partner to participate in the Change of Control transaction on a basis no less favorable (prior to any applicable taxes) than that applicable to holders of PubliCo Shares.

(iii) Prior to the applicable exchange date and as a condition to the exchange of the Exchangeable Interests for PubliCo Shares, the Working Partner shall have entered into a stockholders’ agreement, as described in Section 2(f), and otherwise complied in all material respects with the terms of the HoldCo LLC Agreement applicable to such exchange. Each of HoldCo and PubliCo shall have the right to require the exchange of all or part of the Working Partner’s Exchangeable Interests for PubliCo Shares during the period beginning on the ninth anniversary of the IPO Date and ending 30 days after such anniversary.

(iv) For purposes of this Agreement, “Cause” shall mean: (A) a final non-appealable conviction of the Working Partner of, or a guilty or nolo contendere plea by the Working Partner, arising from the Working Partner’s personal involvement, of or to, a crime as to which the punishment under the applicable law of the jurisdiction in which such crime occurred may be at least one-year imprisonment, which prohibits the Working Partner from working for the Group or which is demonstrably (which demonstration shall be made by the Group based on objective evidence) and materially injurious to the Group; (B) a breach by the Working Partner, arising from the Working Partner’s personal involvement, of a regulatory rule that gives rise to an enforceable disciplinary sanction pronounced by a regulatory (e.g., banking) authority that materially adversely affects the Working Partner’s ability to perform his duties to the Group; (C) willful and deliberate failure on the part of the Working Partner to perform his professional duties in any material respect or to follow specific reasonable directions received from the Group, in each case following written notice to the Working Partner of such failure and, if such failure is curable, the Working Partner’s failing to cure such failure within a reasonable time; provided, however, that the Working Partner’s failure to follow any directions received from the Group shall not constitute Cause if the Working Partner establishes by an opinion of counsel from an internationally recognized law firm of his choice with local expertise, setting forth that such directions are against the Group’s code of conduct or any applicable laws or regulations or any applicable market place rules, code of ethics or practices, or that such directions have been subsequently countermanded; or (D) a breach of the Covenants that is individually or combined with other breaches of Covenants by the same Working Partner, demonstrably and materially injurious to Lazard or any of its affiliates. Notwithstanding the provisions of paragraphs (A), (B) and (C) above, the Group shall not be prevented from taking any temporary disciplinary measures authorized under French law.

(h) Registration; Dilution. The definitive agreements relating to the Transactions will contain (I) provisions obligating PubliCo to file a registration statement with the U.S. Securities and Exchange Commission in order to register the reoffer and resale of the PubliCo Shares on and following the exchange of the Exchangeable Interests, subject to customary blackout provisions and other customary restrictions, and obligating PubliCo to use reasonable efforts to list such PubliCo Shares on the New York Stock Exchange, and (2) customary antidilution and corporate event adjustment protections (consistent with adjustments applicable to PubliCo Shares) with respect to the Exchangeable Interests and the Exchangeable Interests’ exchange rights into PubliCo Shares.

(i) HoldCo Governance Structure. Lazard shall use its reasonable efforts to structure the HoldCo governance terms with a view to permitting it to perform its obligations under this Agreement, including, without limitation, with respect to making the distributions and payments provided for in Sections 2(d) and (e) and permitting and effecting the exchange of the Exchangeable Interests for PubliCo Shares in the manner and at the times contemplated by Section 2(g).

3. Continued Activity within the Group. (a) Professional Activities. The Working Partner hereby agrees to continue to carry out his Professional Activities, subject to the terms and conditions of this Agreement. In that regard, the Working Partner is committed to remaining an Associe-Gerant of Lazard Freres SAS and to carry out his Professional Activities through the IPO Date and for at least two years following the IPO Date. Lazard acknowledges that this Section 3(a) is not legally binding or enforceable, nor is this Section 3(a) consideration for any right or benefit under this Agreement.

(b) Duties and Responsibilities; Code of Conduct. During the Term, the Working Partner shall serve as an Associe-Gerant of Lazard Freres SAS and have various functions in its affiliates (including, but not limited to, HoldCo or PubliCo), with such duties and responsibilities as the Head of Lazard (or after the IPO Date, the CEO) may from time to time determine, and, other than in respect of charitable, educational and similar activities which do not materially affect the Working Partner’s duties to the Group (or in respect of directorships, trusteeships, or similar posts, in each case, that are approved by the head of the Lazard house at which the Working Partner serves as a Managing Director) shall devote his entire working time, labor, skill and energies to the business and affairs of the Group. During the Term, the Working Partner shall comply with the Group’s professional code of conduct as in effect from time to time and shall execute on an annual basis and at such additional times as the Group may reasonably request such code as set forth in the Group’s “Professional Conduct Manual” or other applicable manual or handbook of the Group as in effect from time to time and applicable to other managing directors in the same geographic location as the Working Partner.

(c) Compensation. (i) Base Salary. During the portion of the Term commencing on the IPO Date, subject to the Working Partner’s continued Professional Activities hereunder, the Working Partner shall be paid, by the relevant subsidiary or affiliate of Lazard being his employer, if applicable, an annualized base salary in the amount of the Working Partner’s base salary as in effect on the date hereof, payable in the same manner as other managing directors in the same geographic location are paid. The Working Partner’s base salary shall be subject to annual review and increase, but not decrease, unless such decrease is in line with an across-the-board base salary decrease to all managing directors in the same geographic location as the Working Partner.

(ii) Annual Bonus and/or Distribution. During the portion of the Term commencing on the IPO Date, subject to the Working Partner’s continued Professional Activities hereunder through the date of payment, the Working Partner may be awarded an annual bonus by the relevant subsidiary or affiliate of Lazard being his employer, if applicable, and/or distribution, through participator), interest distributions by Lazard in an amount determined in the sole discretion of the CEO (subject to approval of the Board of Directors, or a committee of the Board of Directors, of PubliCo to the extent required by law, the rules of any stock exchange or stock trading system to which PubliCo is subject, or corporate governance procedures established by the PubliCo Board of Directors). A portion of any such annual bonus and/or distribution may be satisfied in the form of an equity- based award which may be subject to vesting conditions and/or restrictive covenants (it being understood that the sole remedy for violation of any such restrictive covenants shall be forfeiture of such award and/or recapture of previous gains in respect thereof and that, notwithstanding Section 11(b), money damages shall not he an available remedy).

(iii) Long-term Incentive Compensation. During the portion of the Term commencing on the second anniversary of the IPO Date, subject to the Working Partner’s continued Professional Activities hereunder, the Working Partner shall be eligible to participate in any equity incentive plan for Working Partners of the Group as may be in effect from time to time, in accordance with the terms of any such plan.

(iv) Employee Benefit Plans. During the portion of the Term commencing on the IPO Date, subject to the Working Partner’s continued Professional Activities hereunder, the Working Partner shall be eligible to participate in the employee retirement and welfare benefit plans and programs of the type made available to the Group’s managing directors generally, in accordance with their terms and as such plans and programs may be in effect from time to time, including, without limitation, savings, profit-sharing and other retirement plans or programs, 401(k), medical, dental, flexible spending account, hospitalization, short-term and long-term disability and life insurance plans.

(d) Undefinite Duration: No Severance. This Agreement does not have a definite period or duration and can be terminated as set forth in Section I. Subject to the Working Partner’s right to continue to receive his base salary during the three-month notice period (to the extent not waived by the Group) provided in Section 1, if applicable, the Working Partner shall not he entitled under this Agreement to any severance payments or benefits or, in the absence of a breach of this Agreement by the Group, any other damages under this Agreement upon termination of the Term or his Professional Activities for any reason.

4. Confidential Information. In the course of involvement in the Group’s activities or otherwise, the Working Partner has obtained or may obtain confidential information concerning the Group’s businesses, strategies, operations, financial affairs, organizational and personnel matters (including information regarding any aspect of the Working Partner’s tenure as a managing director, member, partner or employee of the Group or of the termination of such position, partnership or employment), policies, procedures and other non-public matters, or concerning those of third parties. The Working Partner shall not at any time (whether before or after the termination of the Working Partner’s Professional Activities) disclose or use for the Working Partner’s own benefit or purposes or the benefit or purposes of any other person, Group, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Group, any trade secrets, information, data, or other confidential or proprietary information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Group, provided that the foregoing shall not apply to information which is not unique to the Group or which is generally known to the industry or the public other than as a result of the Working Partner’s breach of this covenant or as required pursuant to an order of a court, governmental agency or other authorized tribunal. The Working Partner agrees that upon termination of the Working Partner’s Professional Activities for any reason, the Working Partner or, in the event of the Working Partner’s death, the Working Partner’s heirs or estate at the request of the Group, shall return to the Group immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Group, except that the Working Partner (or the Working Partner’s heirs or estate) may retain personal notes, notebooks and diaries. The Working Partner further agrees that the Working Partner shall not retain or use for the Working Partner’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the businesses of the Group. Without limiting the foregoing, the existence of, and any information concerning, any dispute between the Working Partner and the Group shall be subject to the terms of this Section 4, except that the Working Partner may disclose information concerning such dispute to the arbitrator or court that is considering such dispute, and to the Working Partner’s legal counsel, spouse or domestic partner, and tax and financial advisors (provided that such persons agree not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

5. Noncompetition. (a) The Working Partner acknowledges and recognizes the highly competitive nature of the businesses of the Group. The Working Partner further acknowledges and agrees that in connection with the Reorganization, and in the course of the

Working Partner’s subsequent Professional Activities, the Working Partner has been and shall be provided with access to sensitive and proprietary information about the clients, prospective clients, knowledge capital and business practices of the Group, and has been and shall be provided with the opportunity to develop relationships with clients, prospective clients, consultants, employees, representatives and other agents of the Group, and the Working Partner further acknowledges that such proprietary information and relationships are extremely valuable assets in which the Group has invested and shall continue to invest substantial time, effort and expense. As a Managing Director and Class A Member of Lazard, the Working Partner is currently bound by certain restrictive covenants, including a noncompetition restriction, pursuant to the terms of the Goodwill Agreement. Accordingly, the Working Partner hereby reaffirms and agrees that during the term of his Professional Activities and thereafter until (i) three months after the Working Partner’s date of termination of this Agreement or of his Professional Activities for any reason other than a termination by the Group without Cause or (ii) one month after the date of the Working Partner’s termination by the Group without Cause (in either case, the date of termination the “Date of Termination,” and such period, the “Noncompete Restriction Period”), the Working Partner shall not, directly or indirectly, on the Working Partner’s behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee, director, advisor, partner, consultant or otherwise, engage in a “Competing Activity,” or acquire or maintain any ownership interest in, a “Competitive Enterprise.” For purposes of this Agreement, (i) “Competing Activity” means the providing of services or performance of activities for a Competitive Enterprise in a line of business that is similar to any line of business to which the Working Partner provided services to the Group in a capacity that is similar to the capacity in which the Working Partner acted for the Group while within the Group, and (ii) “Competitive Enterprise” shall mean a business (or business unit) that (A) engages in any activity or (B) owns or controls a significant interest in any entity that engages in any activity, that in either case, competes anywhere with any activity in which the Group is engaged up to and including the Working Partner’s Date of Termination. Notwithstanding anything to the contrary in this Section 5, the foregoing provisions of this Section 5 shall not prohibit the Working Partner’s providing services to an entity having a stand-alone business unit which unit would, if considered separately for purposes of the definition of “Competitive Enterprise” hereunder, constitute such a Competitive Enterprise, provided the Working Partner is not providing services to such business unit and provided further that employment in a senior Working Partner capacity of the business unit shall be deemed to be engaging in a Competitive Activity. Further, notwithstanding anything in this Section 5, the Working Partner shall not be considered to be in violation of this Section 5 solely by reason of owning, directly or indirectly, any stock or other securities of a Competitive Enterprise (or comparable interest, including a voting or profit participation interest, in any such Competitive Enterprise) i f the Working Partner’s interest does not exceed 5% of the outstanding capital stock of such Competitive Enterprise (or comparable interest, including a voting or profit participation interest, in such Competitive Enterprise).

(b) The Working Partner acknowledges that the Group is engaged in business throughout the world. Accordingly, and in view of the nature of the Working Partner’s position and responsibilities, the Working Partner agrees that the provisions of this Section 5 shall be applicable to each jurisdiction, foreign country, state, possession or territory in which the Group may be engaged in business while the Working Partner carries out Professional Activities.

6. Nonsolicitation of Clients. The Working Partner hereby agrees that during the Noncompete Restricted Period, the Working Partner shall not, in any manner, directly or indirectly, (a) Solicit a Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Group, to the extent the Working Partner is soliciting a Client to provide them with services that would be considered a Competing Activity if such services were provided by the Working Partner, or (b) interfere with or damage (or attempt to interfere with or damage) any relationship between the Group and a Client. For purposes of this Agreement, the term “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain From taking any action, and the term “Client” means any client or prospective client of the Group to whom the Working Partner provided services, or for whom the Working Partner transacted business, or whose identity became known to the Working Partner in connection with the Working Partner’s relationship with or Professional Activities, whether or not the Group has been engaged by such Client pursuant to a written agreement; provided that an entity which is not a client of the Group shall be considered a “prospective client” for purposes of this sentence only if the Group made a presentation or written proposal to such entity during the 12-month period preceding the Date of Termination or was preparing to make such a presentation or proposal at the time of the Date of Termination.

7. No Hire of Employees. The Working Partner hereby agrees that while carrying out Professional Activities and thereafter until six-months after the Working Partner’s Date of Termination (the “No Hire Restriction Period”), the Working Partner shall not, directly or indirectly, for himself or on behalf of any third party at any time in any manner, Solicit, hire, or otherwise cause any employee who is at the associate level or above, officer or agent of the Group to apply for, or accept employment with, any Competitive Enterprise, or to otherwise refrain from rendering services to the Group or to terminate his or her relationship, contractual or otherwise, with the Group, other than in response to a general advertisement or public solicitation not directed specifically to employees of the Group.

8. Nondisparagement; Transfer of Client Relationships. The Working Partner shall not at any time (whether during or after the term of the Working Partner’s Professional Activities), and shall instruct his spouse, domestic partner, parents, and any of their lineal descendants (it being agreed that in any dispute between the parties regarding whether the Working Partner breached such obligation to instruct, the Group shall bear the burden of demonstrating that the Working Partner breached such obligation) not to, make any comments or statements to the press, employees of the Group, any individual or entity with whom the Group has a business relationship or any other person, if such comment or statement is disparaging to the Group, its reputation, any of its affiliates or any of its current or former officers, members or directors, except for truthful statements as may be required by law. During the period commencing on the Working Partner’s Date of Termination and ending 90 days thereafter, the Working Partner hereby agrees to take all actions and do all such things as may be reasonably requested by the Group from time to time to maintain for the Group the business, goodwill, and business relationships with any of the Group’s Clients with whom the Working Partner worked during the term of the Working Partner’s Professional Activities, provided that such actions and things do not materially interfere with other employment or professional activities of the Working Partner.

9. Notice of Termination Required. Pursuant to Section 1, the Working Partner has agreed to provide three months’ written notice to the Group prior to the termination of his Professional Activities. The Working Partner hereby agrees that, if, during the three- month period after the Working Partner has provided notice of termination to the Group or prior thereto, the Working Partner enters (or has entered into) a written agreement to perform Competing Activities for a Competitive Enterprise, such action shall be deemed a violation of Section 5.

10. Covenants Generally. (a) The Working Partner’s covenants as set forth in Sections 4 through 9 of this Agreement are from time to time referred to herein as the “Covenants.” If any of the Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining such Covenants shall not be affected thereby; provided, however, that if any of such Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Covenant shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

(b) The Working Partner acknowledges that the Working Partner’s compliance with the Covenants is an important factor to the continued success of the Group’s operations and its future prospects. The Working Partner further acknowledges the importance to the Group of his continued Professional Activities during the period prior to and following the IPO Date and of his not competing or otherwise interfering with the Group during such period. The Working Partner understands that the provisions of the Covenants may limit the Working Partner’s ability to work in a business similar to the business of the Group; however, the Working Partner agrees that in light of the Working Partner’s education, skills, abilities and financial resources, the Working Partner shall not assert, and it shall not be relevant nor admissible as evidence in any dispute arising in respect of the Covenants, that any provisions of the Covenants prevent the Working Partner from earning a living. In connection with the enforcement of or any dispute arising in connection with the Covenants, the wishes or preferences of a Client or prospective Client of the Group as to who shall perform its services, or the fact that the Client or prospective Client of the Group may also be a Client of a third party with whom the Working Partner is or becomes associated, shall neither be relevant nor admissible as evidence. The Working Partner hereby agrees that prior to accepting employment with any other person or entity during the term of his Professional Activities or during the Noncompete Restriction Period or the No Hire Restriction Period, the Working Partner shall provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered no later than the date of the Working Partner’s commencement of such employment with such prospective employer, to the General Counsel of Lazard or HoldCo, as the case may be.

(c) The provisions of Sections 4 through 11 shall remain in full force and effect from the date hereof through the expiration of the period specified therein notwithstanding the earlier termination of the Term or the Working Partner’s Professional Activities.

11. Remedies. (a) Forfeiture of Class A-2 Interests upon a Breach of the Covenants Prior to the IPO Date. If, during the period from the date hereof through the IPO Date, the Working Partner breaches any of the Covenants set forth in Section 5, 6 or 7 in any respect or breaches any other Covenant in a material respect, the Working Partner shall he required to forfeit (i) all unvested Class A-2 Interests, plus (ii) if the Working Partner has violated the Goodwill Agreement, all vested Class A-2 Interests (such forfeitures, the “Pre-IPO Damages”). The Working Partner and Lazard agree that the Pre-IPO Damages arc reasonable in proportion to the probable damages likely to be sustained by the Group if the Working Partner breaches the Covenants, that the amount of actual damages to be sustained by the Group in the event of such breach is incapable of precise estimation, that such forfeiture of interests is not intended to constitute a penalty or punitive damages for any purposes, and that the forfeiture of such interests by the Working Partner would not result in severe economic hardship for the Working Partner and his family. The Working Partner further agrees that satisfaction of any Pre-IPO Damages as set forth in this Section 11(a) shall not, in any manner, relieve the Working Partner of any future obligations to abide by the Covenants.

(b) Other Remedies. The Group and the Working Partner acknowledge that the time, scope, geographic area and other provisions of the Covenants have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. The Working Partner acknowledges and agrees that the terms of the Covenants: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Group, (iii) impose no undue hardship on the Working Partner and (iv) are not injurious to the public. The Working Partner further acknowledges and agrees that the Working Partner’s breach of the Covenants will cause the Group irreparable harm, which cannot be adequately compensated by money damages. The Working Partner also agrees that the Group shall be entitled to injunctive relief for any actual or threatened violation of any of the Covenants in addition to any other remedies it may have, including money damages. The Working Partner acknowledges and agrees that any such injunctive relief or other remedies (including the Pre-IPO Damages) shall be in addition to, and not in lieu of, any forfeitures of awards (required pursuant to the terms of any such awards) that may be granted to the Working Partner in the future under one or more of the Group’s compensation and benefit plans.

12. Arbitration. Subject to the provisions of Sections 13 and 14, any dispute, controversy or claim between the Working Partner and the Group on or subsequent to the IPO Date arising out of or relating to or concerning the provisions of this Agreement, any agreement between the Working Partner and the Group relating to or arising out of the Working Partner’s Professional Activities or otherwise concerning any rights, obligations or other aspects of the Working Partner’s professional relationship in respect of the Group (“Professional Activities Related Matters”), shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the “NYSE”) or, if the NYSE declines to arbitrate the matter, the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to the IPO Date, any such dispute shall be resolved in accordance with the provisions of Section 9.04 of the LLC Agreement.

13. Injunctive Relief; Submission to Jurisdiction. Notwithstanding the provisions of Section 12, and in addition to its right to submit any dispute or controversy to arbitration, the Group may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the City of New York, whether or not an arbitration proceeding has theretofore been or is ever initiated, for the purpose of temporarily, preliminarily, or permanently enforcing the provisions of the Covenants, or to enforce an arbitration award, and, for the purposes of this Section 13, the Working Partner (a) expressly consents to the application of Section 14 to any such action or proceeding, (b) agrees that proof shall not be required that monetary damages for breach of the provisions of the Covenants or this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (c) irrevocably appoints the General Counsel of Lazard as the Working Partner’s agent for service of process in connection with any such action or proceeding, who shall promptly advise the Working Partner of any such service of process.

14. Choice of Forum. (a) THE WORKING PARTNER AND THE GROUP HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT OR ANY PROFESSIONAL ACTIVITIES RELATED MATTERS THAT IS NOT OTHERWISE REQUIRED TO BE ARBITRATED OR RESOLVED ACCORDING TO THE PROVISIONS OF SECTION 12, This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. This also includes any suit, action, or proceeding, arising out of or relating to any post-activities within the Group Professional Activities Related Matters. The Working Partner and the Group acknowledge that the forum designated by this Section 14 has a reasonable relation to this Agreement, and to the Working Partner’s relationship to the Group. Notwithstanding the foregoing, nothing herein shall preclude the Group or the Working Partner from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Sections 13, 14 or 15. The Working Partner agrees to waive any right to take action or to exercise any privilege regarding jurisdiction, legal or statutory provisions, even public policy, resulting from the laws of a country other than the United States of which he is a citizen or in which he performs his duties for the Group.

(b) The agreement of the Working Partner and the Group as to forum is independent of the law that may be applied in the action, and the Working Partner and the Group agree to such forum even if the forum may under applicable law choose to apply non- forum law. The Working Partner and the Group hereby waive, to the fullest extent permitted by applicable law, any objection which the Working Partner or the Group now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 14(a). The Working Partner and the Group undertake not to commence any action arising out of or relating to or concerning this Agreement in any forum other than a forum described in this Section 14, or, to the extent applicable, Section 12. The Working Partner and the Group agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Working Partner and the Group.

15. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (UNITED STATES OF AMERICA), WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS WHICH COULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

16. Miscellaneous. (a) This Agreement shall supersede any other agreement, written or oral, pertaining to the matters covered herein, except to the extent set forth on Schedule I. In the event that this Agreement is terminated pursuant to the penultimate sentence of Section 1, all agreements that had been superseded pursuant to this Section 16(a) shall revert to full effectiveness.

(b) Other than in the case of a termination of this Agreement in accordance with the penultimate sentence of Section 1, Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 15 shall survive the termination of this Agreement and the Working Partner’s Professional Activities and shall inure to the benefit of and be binding and enforceable by the Group and the Working Partner.

(c) Notices hereunder shall be delivered to Lazard at its principal Working Partner office directed to the attention of its General Counsel, and to the Working Partner at the Working Partner’s last address appearing in the Group’s records. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid.

(d) This Agreement may not be amended or modified, other than by a written agreement executed by the Working Partner and the Group, nor may any provision hereof be waived other than by a writing executed by the Working Partner or the Group; provided, that any waiver, consent, amendment or modification of any of the provisions of this Agreement shall not be effective against the Group without the written consent of the Head of Lazard (or after the IPO Date, the CEO) or its successors, or such individual’s designee. The Working Partner may not, directly or indirectly (including by operation of law), assign the Working Partner’s rights or obligations hereunder without the prior written consent of the Head of Lazard (or after the WO Date, the CEO) or its successors, or such individual’s designee, and any such assignment by the Working Partner in violation of this Agreement shall be void. This Agreement shall be binding upon the Working Partner’s permitted successors and assigns. Without the Working Partner’s consent, Lazard may at any time and from time to time assign its rights and obligations hereunder to any of its subsidiaries or affiliates (and have such rights and obligations reassigned to it or to any other subsidiary or affiliate), provided that no such assignment shall relieve Lazard from its obligations under this Agreement or impair Lazard’s right to enforce this Agreement against the Working Partner. This Agreement shall be binding upon and inure to the benefit of the Group and its successors and assigns.

(e) Without limiting the provisions of Section 10(a), if any provision of this Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

(f) The Group may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall he required to be withheld pursuant to any applicable law or regulation, and may withhold from, and offset by, any amounts or benefits provided under this Agreement, any amounts owed to the Group by the Working Partner, including, without limitation, any advances, expenses, loans, or other monies the Working Partner owes the Group pursuant to a written agreement or any written policy of the Group which has been communicated to the Working Partner.

(g) Except as expressly provided herein, this Agreement shall not confer on any person other than the Group and the Working Partner any rights or remedies hereunder. There shall be no third-party beneficiaries to this Agreement.

(h) The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

IN WITNESS WHEREOF, the Working Partner and the Group hereto have caused this Agreement to be executed and delivered on the date first above written.

LAZARD LLC (on its behalf’, and on behalf of its subsidiaries and affiliates)

By:	/s/ Scott D. Hoffman
Name:	Scott D. Hoffman
Title:	Managing Director and General Counsel

WORKING PARTNER (the individual named on Schedule I)

By:	/s/ M. Bucaille
Print Name: M. Bucaille

Schedule I

Name of Working Partner (as per first paragraph of preamble to this Agreement):	Mr. Matthieu Bucaille

HoldCo Interests (as per Section 2(b)):	0.4756

Profits Interests (as per Section 2(d)):	0.4756

Initialed by the Working Partner: /s/ MB

Initialed by Lazard: /s/ SDH

SCHEDULE II

HoldCo LLC Agreement Term Sheet

The following term sheet summarizes proposed terms for the HoldCo LLC Agreement. The terms set forth herein are currently expected to form the basis for such agreement, although they arc subject to change. Capitalized terms used in this term sheet and not defined have the meaning assigned to those terms in the Agreement.

Purpose of HoldCo:

•

To create a new holding company that will facilitate the IPO and related capital raising transactions. HoldCo will (1) operate the subsidiary or subsidiaries holding the businesses, assets and liabilities of Lazard that will be distributed to HoldCo and not he included in public company structure after the Reorganization (the “Private Businesses”) and (2) hold the Lazard Interests (as defined below) on behalf of the former Class A Members and Class B-2 Members (each as defined in the LLC Agreement).

Governance:

•	Board of Directors: HoldCo will be managed by a board of directors initially comprised of three persons (Steve Golub, Chuck Ward and Ken Jacobs).

•

a During the three-year period after the IPO (the “Initial Period”), any vacancies on the board will be filled by the remaining board member(s), or, if none, by the Holders of Class II-B Interests (by vote of holders of a majority of Class II-B Interests).

•	After the Initial Period, any vacancies on the board will be filled by the holders of Class 11-B Interests (by vote of holders of a majority of Class II-B Interests).

•

Voting Committee. During the Initial Period, a committee of Holdco officers will be specifically charged with overseeing the PubliCo shares held by HoldCo, including exercise of voting rights on the PubliCo shares. The initial committee members will be Bruce Wasserstein, Steve Golub and Bruno Roger.

•

During the Initial Period, any vacancies on the committee will be filled by the remaining committee member(s), or, if none, by the Holders of Class 11-A Interests (by vote of holders of a majority of Class II-A Interests),

•	After the Initial Period, this committee will be dissolved, and the shares voted in accordance with the stockholders agreement.

•

Additional Protections. After the Reorganization, the approval of the holders of Class II-B Interests (by vote of holders of a majority of Class II-B Interests) will be required for HoldCo to (1) enter into any new line of business, (2) incur any material indebtedness (other than in bona fide financing transactions), or (3) issue new HoldCo equity interests that dilute Class II-B Interests (other than any such issuance for fair value (as determined by an independent financial advisor)). HoldCo will not issue any new HoldCo equity interests that dilute Class II-A Interests.

Membership Interests:

•

Capital Structure. Pursuant to the Reorganization, a Class A Member (as defined in the LLC Agreement) will have all Class A Interests (as defined in the LLC Agreement) held by such person exchanged for the following:

•	Class I Interests. In exchange for his Class A-1 Interest (as defined in the LLC Agreement), a Class I-A Interest and a Class I-B Interest of HoldCo.

•	The “Class I-A Interest” will represent an interest in the profit and loss associated with the Lazard membership interests held by HoldCo underlying the Class II Interests (the “Lazard Interests”).

•	The “Class I-B Interest” will represent an interest in profits and losses of all of the Private Businesses.

•	Upon ceasing to be a managing director of the Lazard group for any reason or other retirement events, the Class I Interest held by such departing managing director shall be automatically forfeited.

•	Class II Interests. In exchange for his Class A-2 Interest (as defined in the LLC Agreement), a Class II-A Interest and a Class II-B Interest of HoldCo.

•	The “Class II-A Interest” will be an exchangeable goodwill interest associated with the Lazard Interests.

•

The “Class II-B Interest” will be a goodwill interest in all other assets of HoldCo, including its interest in the Private Businesses. In a liquidation of HoldCo, Class II-A Interests will have right to receive underlying Lazard Interests (or net proceeds with respect to such Lazard Interests), and Class 1I-B Interests will be entitled to receive all other remaining liquidation proceeds.

•

Other Interests; General. Outstanding Class B-2 Interests (as defined in the LLC Agreement) will be exchanged in the Reorganization for Class I Interests and Class Il Interests with substantially similar terms. Immediately after consummation of the Reorganization and redemption of the capitalists, the Class I Interests and Class II Interests (including related capital) will be the only outstanding membership interests in HoldCo, subject to the third bullet point under “Governance” above. In connection with receipt of Class I Interests and Class II Interests, holders will execute the stockholders’ agreement.

•	Exchange Mechanic: When a Class II-A Interest is exchanged, the corresponding Class

I-A Interest and associated capital will also be exchanged and surrendered to HoldCo together with the Class II-A Interest. In exchange therefor, HoldCo will distribute to the exchanging member the underlying Lazard Interests held by HoldCo. Immediately upon exchange, such Lazard Interests will be exchanged for PubliCo Shares.

•

Transfer: HoldCo Interests will not be transferable, except (1) in the case of Class I-A Interests and Class II-A Interests, to HoldCo in the Exchange, (2) a transfer to (a) HoldCo, or (b) a trust or wholly-owned subsidiary of the transferring member, in each case if and on the terms approved by the HoldCo board, or (3) with respect to Class II Interests only, (a) to another holder of Class II Interests (if and on the terms approved by the HoldCo Board) or (b) by operation of law by virtue of the death of such member.

SCHEDULE III

STOCKHOLDERS AGREEMENT TERM SHEET

The following term sheet summarizes proposed terms for the stockholders’ agreement. The terms set forth herein are currently expected to form the basis for such agreement, although they are subject to change. Capitalized terms used in this term sheet and not defined have the meaning assigned to those terms in the Agreement.

Persons and Shares Covered:

•

Each holder of Exchangeable Interests and each other managing director or employee of PubliCo or its subsidiaries or controlled affiliates that receives any awards of or convertible or exchangeable into PubliCo Shares will be a party to the stockholders’ agreement.

•

The shares covered by the stockholders’ agreement will include generally all PubliCo Shares acquired from PubliCo or HoldCo (or their affiliates) by a person party to the stockholders’ agreement, including:

•	PubliCo Shares underlying Exchangeable Interests, and

•	any PubliCo Shares received from PubliCo or its affiliates through any employee compensation, benefit or similar plan (unless otherwise determined).

•	PubliCo Shares purchased in the open market or in a subsequent underwritten public offering will not be subject to the stockholders’ agreement.

•	Shares of PubliCo held by HoldCo that relate to the Exchangeable Interests will also be subject to provision of the stockholders’ agreement as described below.

Voting Arrangements:1

•

Prior to the third anniversary of the closing of the IPO, the HoldCo voting committee will have the right to direct the vote of all PubliCo Shares subject to the stockholders’ agreement (by proxy or otherwise), as well as all shares of PubliCo held by HoldCo.

•

In the event of a vote to approve a change in control of PubliCo during this initial period, the shares subject to the stockholders’ agreement would be voted in such vote in accordance with the following bullet point as if the third anniversary of the closing of the IPO had passed.

•	After the third anniversary of the closing of the IPO, prior to any vote of the stockholders

[1]	Voting structure subject to confirmation under applicable law, including Investment Company Act implications of PubliCo, the stockholders’ agreement will require a separate, preliminary vote of the voting interests on each matter upon which a vote of the stockholders is proposed to be taken.

•

In this preliminary vote, as a general rule, each share subject to the stockholders’ agreement will be voted in accordance with the majority of the votes cast by the voting interests in the preliminary vote. In elections of directors, each share subject to the stockholders’ agreement will he voted in favor of the election of those persons receiving the highest numbers of votes cast by the voting interests in the preliminary vote.

•

“Voting interests” means all Publico Shares subject to the stockholders’ agreement and all shares of PubliCo stock held by HoldCo (with the shares of PubliCo stock held by HoldCo to be voted by the holders of Exchangeable Interests on an as-exchanged basis), voting together as a single class.

Other Restrictions:

•

In the case of a third-party tender or exchange offer, persons subject to the stockholders’ agreement may not accept or tender into such offer, except that this restriction may be waived or terminated:

•	if the PubliCo board of directors is recommending acceptance,

•	if the PubliCo board of directors is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the voting interests referred to above, or

•	if the PubliCo board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding voting interests referred to above.

•

The stockholders’ agreement also prevents the persons subject to the stockholders’ agreement from engaging in the following activities relating to any securities of PubliCo with any person who is not a person subject to the stockholders’ agreement or a director or employee of PubliCo:

•	participating in a proxy solicitation,

•	depositing any shares subject to the stockholders’ agreement in a voting trust or subjecting any of these shares to any voting agreement or arrangement,

•	forming, joining or in any way participating in a “group,” or

•	proposing certain transactions with PubliCo or seeking the removal of any of the PubliCo directors or any change in the composition of PubliCo’s board of directors.

Registration Rights

•

The stockholders’ agreement will contain provisions obligating PubliCo to file a registration statement with the U.S. Securities and Exchange Commission in order to register the reoffer and resale of the PubliCo Shares transferred to persons in connection with the exchange of Exchangeable Interests on and following the exchange of such Exchangeable Interests, subject to customary blackout provisions and other customary restrictions, and obligating PubliCo to use reasonable efforts to list such PubliCo Shares on the New York Stock Exchange.

Term, Termination and Amendment

•

The voting arrangements in the stockholders’ agreement will continue in effect until the sixth anniversary of the closing of the IPO, except with respect to the voting of shares of PubliCo held by HoldCo, which will continue to be voted on an as-exchanged basis until exchanged. The other provisions will terminate on the tenth anniversary of the IPO. In any event the stockholders’ agreement may be terminated on an earlier date by the vote of 66 2/3% of the outstanding voting interests referred to above.

•	The stockholders’ agreement may generally be amended at any time by a majority of the outstanding voting interests referred to above.